                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                         ----------------------------
                                  SCHEDULE TO
                                (RULE 14d-100)
         TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                         ----------------------------

                        NEWPORT NEWS SHIPBUILDING INC.
                       (Name of Subject Company (Issuer))

                         ----------------------------

                         NORTHROP GRUMMAN CORPORATION
   (Names of Filing Persons (identifying status as offeror, issuer or other person))

                         ----------------------------

                   Common Stock, par value, $0.01 per share
                         (including associated Rights)
                         (Title of Class of Securities)

                         ----------------------------

                                   652228107
                     (CUSIP Number of Class of Securities)

                         ----------------------------

                                John H. Mullan
                         Northrop Grumman Corporation
                    Corporate Vice President and Secretary
                            1840 Century Park East
                        Los Angeles, California  90067
                                (301) 553-6262

                (Name, address, and telephone number of person authorized to receive notices and communications on behalf of filing persons)

                                with a copy to:

                                Stephen Fraidin
                   Fried, Frank, Harris, Shriver & Jacobson
                              One New York Plaza
                        New York, New York  10004-1980
                                (212) 859-8000

                         ----------------------------

                           CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
Transaction Valuation* $2,580,734,182.50     Amount Of Filing Fee**  $516,146.84
--------------------------------------------------------------------------------
    * Estimated for purposes of calculating the amount of the filing fee only. This calculation assumes the purchase of all of the issued and outstanding shares of common stock, par value $.01 per share (the "Shares"), of Newport News Shipbuilding Inc., a Delaware corporation (the "Company"). The Shares include the associated Series A Participating Cumulative Preferred Stock purchase rights of the Company issued pursuant to that certain Rights Agreement dated as of June 10, 1998, as amended from time to time, between the Company and First Chicago Trust Company of New York (now known as EquiServe Trust Company, N.A.). The filing fee was calculated by multiplying $67.50, the per Share tender offer price, by 38,233,099, the sum of the 35,396,356 currently issued and outstanding Shares and the stock options to acquire not more than 2,836,743 Shares granted by the Company to current and former directors, officers, employees and advisors to the Company. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the Shares proposed to be acquired.

   ** $340,398.04 of the filing fee has been offset by the amount of the filing fee previously paid by Northrop Grumman as described below.

[X] Check the box if any part of the fee is offset as provided by Rule 0-
    11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 Amount Previously Paid:     $340,398.04
 Form or Registration No.:   S-4
 Filing Party:               Northrop Grumman Corporation
 Date Filed:                 May 23, 2001

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1.
[ ] issuer tender offer subject to Rule 13e-4.
[ ] going-private transaction subject to Rule 13e-3.
[ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

     This Tender Offer Statement on Schedule TO (this "Schedule TO") relates to the offer (the "Offer") by NORTHROP GRUMMAN CORPORATION, a Delaware corporation, ("Northrop Grumman") to issue, upon the terms and subject to the conditions set forth herein and in the related letter of election and transmittal, shares of common stock, par value $1.00 per share (the "Northrop Grumman Shares") designed to have a value of $67.50 per share or pay $67.50 per share in cash (subject to the election and proration procedures and limitations in the Prospectus (defined below) and related letter of election and transmittal) for each outstanding share of common stock, par value $0.01 per share (the "Common Stock") of NEWPORT NEWS SHIPBUILDING INC., a Delaware corporation, ("Newport News") including the associated Series A participating cumulative preferred stock purchase rights issued pursuant to the Newport News stockholder protection rights agreement (the "Rights" and together with the Common Stock, the "Newport News Shares").

     Northrop Grumman has filed a registration statement with the Securities and Exchange Commission on Form S-4, relating to the Northrop Grumman Shares to be issued to stockholders of Newport News in connection with the tender offer, as set forth in the prospectus which is a part of the registration statement (the "Prospectus"), and the related letter of election and transmittal, which are Exhibits (a)(4) and (a)(1)(A) hereto.

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Items 1 through 11.

As permitted by General Instructions F to Schedule TO, the information set forth in the entire Registration Statement is incorporated by reference into this Tender Offer Statement on Schedule TO. Financial statements required by Item 10 are hereby expressly incorporated by reference from the Registration Statement and Form 10-K into this Tender Offer Statement on Schedule TO.

Item 12.      Exhibits


(a)(1)(A) Form of Letter of Election and Transmittal (incorporated by reference to exhibit 99.1 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001).

(a)(1)(B) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001).

(a)(1)(C) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit
              99.3 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001).

(a)(1)(D) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.4 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001).

(a)(1)(E) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.5 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001).

(a)(2) & (3)  Not applicable.

(a)(4) Prospectus relating to Northrop Grumman Shares to be issued in the Offer (incorporated by reference from Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001).

(a)(5)(A) Press Release, dated May 9, 2001 (incorporated by reference to exhibit 99.6 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001).

(a)(5)(B) Press Release, dated May 21, 2001 (incorporated by reference to exhibit 99.7 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001.)

(b)         Not applicable.

(c)         Not applicable.

(d)         Not applicable.

(e)         Not applicable.

(f)         Not applicable.

(g)         Not applicable.

(h) Tax Opinion (incorporated by reference to exhibit 8.1 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001.)

Item 13.    Information Required by Schedule 13E-3.

            Not applicable.

                                   Signature

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 NORTHROP GRUMMAN CORPORATION

                                 By: /s/ John H. Mullan
                                    -----------------------
                                    John H. Mullan
                                    Corporate Vice President and Secretary


  Dated:  May 23, 2001

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                                 Exhibit Index

Exhibit                             Description
Number                              -----------
------

(a)(1)(A) Form of Letter of Election and Transmittal (incorporated by reference to exhibit 99.1 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001).

(a)(1)(B) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001).

(a)(1)(C) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit
              99.3 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001).

(a)(1)(D) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.4 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001).

(a)(1)(E) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.5 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001).

(a)(2) & (3)  Not applicable.

(a)(4) Prospectus relating to Northrop Grumman Shares to be issued in the Offer (incorporated by reference from Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001).

(a)(5)(A) Press Release, dated May 9, 2001 (incorporated by reference to exhibit 99.6 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001).

(a)(5)(B) Press Release, dated May 21, 2001 (incorporated by reference to exhibit 99.7 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001.)

(b)           Not applicable.

(c)           Not applicable.

(d)           Not applicable.

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(e)           Not applicable.

(f)           Not applicable.

(g)           Not applicable.

(h) Tax Opinion (incorporated by reference to exhibit 8.1 to Northrop Grumman's Registration Statement on Form S-4 filed on May 23, 2001.)

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